                                                                   EXHIBIT 10.19

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT is dated February 3, 2003, by and between JEMS OF NEW ENGLAND, INC., a Massachusetts corporation ("JEMS"), formerly known as Marane Oil Corporation ("Marane"), CHARLEX, INC., a Massachusetts corporation ("Charlex"), JEMS ENTERPRISES, INC., a Massachusetts corporation formerly known as Marane Enterprises, Inc. ("Enterprises"), and ROBBINS REALTY CORP., a Massachusetts corporation ("Robbins") (JEMS, Charlex, Enterprises and Robbins are collectively referred to herein as the "Seller"), and GETTY PROPERTIES CORP., a Delaware corporation, or its nominee ("Buyer").

                                 P R E M I S E S

      A. Seller is currently engaged in the business of owning and leasing retail gasoline stations, including the gasoline stations listed on Exhibit A hereto (individually a "Station" collectively the "Stations").

      B. Buyer is currently the tenant at the Stations pursuant to that certain Net Lease dated as of May 31, 1991 between the Seller as landlord and Donna Oil, Inc., predecessor in interest to Buyer, as tenant (the "Lease").

      B. Seller desires to sell, transfer and assign to the Buyer and the Buyer wishes to purchase and acquire from Seller, all of Seller's rights, title and interest in the Stations and to certain machinery and equipment and related assets located at the Stations.

                                   AGREEMENTS:

      In consideration of the above premises and the covenants and agreements contained herein, Buyer and Seller agree as follows:


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                                    SECTION 1

                                  DEFINED TERMS

            The following terms shall have the following meanings in this
Agreement:

      1.1 "Assets" means the tangible and intangible assets owned and used or useful in connection with the conduct of the business or operations of the Stations, which assets are being sold, transferred, or otherwise conveyed to Buyer hereunder, as specified in detail in Section 2.1.

      1.2 "Closing" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 8.1.

      1.3 "Closing Date" means the date of the Closing specified in Section 8.1.

      1.4 "Consents" means all of the consents, permits or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transaction contemplated hereby.

      1.5 "Environmental Escrow Agreement" shall mean the Environmental Escrow Agreement entered into pursuant to Section 6.5 hereof.

      1.6 "Excluded Assets" shall mean those assets described or set forth in
Section 2.2 herein.

      1.7 "Licenses" means all of the operating licenses, permits, and other authorizations and any other federal, state or local governmental authorities, if any, required in connection with the ownership of the Stations or any Assets, including without limitation tank registration permits.

      1.8 "Permitted Liens" means liens and encumbrances on the title to the Real Property reasonably acceptable to Buyer and appearing on the Title Commitments which do not adversely affect Buyer's intended use of the Stations, as disclosed on Schedule 3.5 hereto.


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      1.9 "Personal Property" means all petroleum marketing and convenience store fixtures, tanks, machinery and equipment, including but not limited to pumps, lifts, coolers, freezers, shelving, display units, cash registers, self serve consoles, tank monitoring equipment, tools, furniture, office equipment, spare parts, and other tangible personal property which are owned by Seller and used as of the date hereof in the conduct of the business or operations of the Stations, including without limitation all fixtures, furnishings and equipment and materials located at the Seller's premises at Sutton Mobil, Singletary Avenue, Sutton, Massachusetts and 183 Southwest Cutoff, Worcester, Massachusetts.

      1.10 "Purchase Price" means the purchase price specified in Section 2.4.

      1.11 "Real Property" means all of the fee estates and buildings and other improvements thereon, easements, licenses, rights to access, right-of-way, and other real property interests owned by Seller and identified on Schedule 3.5.

      1.12 "Section 1031 Exchange Funds" means the funds actually delivered to Seller in accordance with the provisions of Section 8.4.

      1.13 "USTs" means all in service underground storage tanks and related piping as set forth and identified on Schedule 1.13.

                                    SECTION 2

                           SALE AND PURCHASE OF ASSETS

      2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase and receive all right, title and interest of Seller in the following owned by Seller on the Closing Date (collectively the "Assets") which Assets are to be conveyed, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges, or encumbrances


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of any nature whatsoever and occupants or tenants other than the current tenants or subtenants as set forth on Schedule 2.1, except for Permitted Liens, which Assets are more specifically described as follows:

            (a) The Real Property;

            (b) The Licenses, if any, to the extent transferable:

            (c) Security deposits, if any, being held by Seller or its affiliates pursuant to the Net Lease;

            (d) The Personal Property;

            (e) The USTs;

            (f) All of the Seller's intangible assets, which relate to the Stations, including without limitation, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with environmental authorities which relate to the Stations, if any, except such intangible assets which are primarily used in connection with Seller's other properties not being transferred hereunder, or such intangible assets which constitute proprietary information of Seller;

            (g) All choses in action and rights under warranties of Seller relating to the Stations or the Assets, if any;

            (h) All claims, choses in action and rights of action of Seller against third parties for damages to, encroachment on, and condemnation actions pertaining to the Real Property, excluding therefrom any rights of Seller with respect to the taking of 544 Millbury Street, Worcester;


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            (i) Insurance proceeds received by Seller for losses for damage to the Assets between the date hereof and the Closing Date, except with respect with a claim by Seller against ITT Hartford with respect to the properties identified on Schedule 2.1 (i);

            (j) All inventory books and records relating exclusively to the ownership of the Stations, and all records required by law to be kept; and

            (k) All intangible assets of Seller relating to the Stations not specifically described above (except for Excluded Assets and also to the extent excluded above).

      2.2 Excluded Assets. Other than the Assets described in Section 2.1 hereof, Seller and Buyer expressly understand and agree that Seller is not hereunder selling, assigning, transferring, conveying or delivering to Buyer any other assets, properties, rights, contracts, claims or liabilities.

      2.3 Excluded Liabilities. Seller and Buyer agree that Seller shall retain, and Buyer shall not assume or become liable, for any debts, liabilities or obligations of Seller relating to (i) the ownership and operation of the Assets or Seller's business prior to the Closing, (ii) Seller's obligation pursuant to
Section 6.5 hereof, (iii) any Stations and related Personal Property and Licenses which are withdrawn from this Agreement pursuant to Section 6.9 hereof, and (iii) any other assets or liabilities not specifically assumed by Buyer (collectively, the "Excluded Liabilities").

      2.4 Purchase Price. The Purchase price shall be Thirteen Million One Hundred Thousand Dollars ($13,100,000.00). The Purchase Price shall be adjusted to reflect any adjustments or prorations made and agreed to at Closing as provided in Section 2.5 .

      2.5 Adjustments and Prorations. Rents under the Lease shall be apportioned as of the Closing Date. Prepaid last month rent, prepaid rent, security deposits or other deposits of a


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similar nature and interest unpaid and owing thereon, if any, held or required to be held under the Lease shall be accounted for by Seller and paid or credited to Buyer against the Purchase Price at the Closing.

      The provisions of this Section 2.5 shall survive the Closing. In the event any prorations or apportionments made under this Section 2.5 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of the information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available.

      Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to any contracts or leases or any other obligation or liability not specifically assumed by Buyer pursuant to this Agreement. Seller shall also remain responsible for and shall pay any transfer tax and/or documentary stamps tax payable by reason of the delivery or recording of deeds delivered to Buyer pursuant to this Agreement.

      Any adjustments or prorations will, insofar as feasible, be determined and paid on the Closing Date.

      2.6 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall pay, discharge, perform and assume (i) all of the obligations and liabilities of Seller under the assigned Licenses insofar as they related to the time period after the Closing Date, and arising out of events occurring after the Closing Date, (ii) all obligations and liabilities arising out of events occurring after the Closing Date related to Buyer's ownership of the Assets or its conduct of the business or operations of the Stations after the Closing Date, and (iii) all obligations and liabilities which become due and owing after the Closing Date for which Buyer receives a proration adjustment hereunder (the "Assumed Liabilities"). All other obligations and liabilities


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

of Seller, including (i) any obligations under any contract or leases not specifically assumed under this Agreement, (ii) any claims or pending litigation or proceedings relating to the ownership of the Stations on or prior to the Closing Date and (iii) all environmental obligations as set forth in Section 6.5 hereof, shall be retained by Seller. The obligations of the parties under this
Section 2.6 shall survive the Closing and the delivery of the deed.

      2.7 Allocation of Purchase Price. The Purchase Price shall be allocated, for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), among the Assets, as shall be agreed to by the parties prior to the Closing Date among, including, but not limited to, the following categories:
Real Property, Personal Property, USTs, Trademarks and Assumed Leases. Neither party hereto shall take a position on any tax return or other filing with any federal, state or local authority that is inconsistent with such allocation.

                                    SECTION 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      3.1 Organization, Standing and Authority. Each Seller is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is duly qualified to conduct its business in the Commonwealth of Massachusetts and the State of Rhode Island and Providence Plantations, as applicable, which are the only jurisdictions where the conduct of the business or operations of the Stations requires such qualification and the failure to so qualify would have a material adverse effect such Seller. Each Seller has all requisite corporate power and authority to own, lease, and use its Real Property and the Assets as presently owned, leased, and used. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and


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comply with all of the terms, covenants and conditions to be performed and complied with by such Seller, hereunder and thereunder. No Seller is a participant in any joint venture or partnership with any other person or entity with respect to any part of the Stations' operations or the Assets.

      3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by each Seller has been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies.

      3.3 Absence of Conflicting Agreements. The execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any third party; (ii) will not conflict with any provision of the articles of Incorporation and By-Laws of any Seller; (iii) will not conflict with, result in a breach of or constitute a default under, any law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality, which is applicable to any Seller; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, License or permit to which any Seller is a party or by which any Seller may be bound; or (v) will not voluntarily create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets.


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      3.4 Licenses. Each Seller has all Licenses necessary to enable the continued ownership of its Stations and its Assets as presently owned, if any.
Schedule 3.4 includes a true and complete list of the Licenses. Each Seller has delivered to Buyer true and complete copies of each of the Licenses listed on
Schedule 3.4. Such Licenses are issued in the name of Seller and are in full force and effect.

      3.5 Title to and Condition of Real Property.

      (a) Schedule 3.5(a) contains a list of the Real Property owned by each Seller at which the Stations are located. Except as set forth on Schedule 3.5(a), each Seller has, and on the Closing Date will have, good, clear, record and marketable title to their respectively owned Real Property in fee simple absolute, free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, except for Permitted Liens. (b) Seller has provided copies of all surveys and plot plans in its possession for all Real Property listed on Schedule 3.5(a). All buildings, USTs, Personal Property, cesspools, leaching fields, driveways, garages, means of access and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5(a). and do not encroach upon or under any property of any other person or entity, and no buildings, structures, personal property or other improvements encroach upon or under the Real Property from adjacent properties except as disclosed on Schedule 3.5(b). Each Seller enjoys peaceful and quiet possession of its respectively owned Real Property.

      (c) Except as disclosed on Schedule 3.5(c), no Seller has received any written notice of violations of any applicable zoning, building, health, traffic, subdivision or flood control


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regulation, ordinance or other law, order, regulation or requirement relating to any of the Real Property and to the knowledge of each Seller there are no such violations.

      (d) No Seller has knowledge of any breaches, liens, encumbrances, easements, rights of way, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use, possession or quiet enjoyment of the Real Property and Assets in the usual and normal conduct of the Stations.

      (e) Seller has no knowledge of any pending or proposed municipal betterments for which a lien could be imposed on the Real Property.

      (f) Each parcel of Real Property has a certificate of occupancy issued by the applicable local zoning or permitting authority permitting the current use of such Real Property.

      3.6 Title to and Condition of Personal Property.

      (a) All of the Assets are owned and on the Closing Date will be owned by each respective Seller free and clear of all liens, pledges, mortgages, security interests or other encumbrances. All such Assets, subject to normal wear and tear, will be in the same condition on the Closing Date as on the date hereof.

      (b) There will, at the time of Closing, be no service contracts in effect and affecting the Stations with parties with whom Seller has dealt and under which Buyer will be obligated to pay any sums from and after the time of Closing;

      3.7 Consents. No consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to permit any Seller to consummate this Agreement and the transactions contemplated hereby, (ii) to permit any Seller to assign or transfer the Real Property or Assets to Buyer, or (iii) to enable


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Buyer to conduct the business or operations of the Stations in essentially the same manner as such business or operations are presently conducted.

      3.8 Trademarks. There are no claims or proceedings pending or, to the knowledge of any Seller, threatened against any Seller asserting that the ownership or use by such Seller of any of the Trademarks infringes the rights of any other person, and no Seller has knowledge of ownership or any use thereof by any Seller that may, without notice or lapse of time or both, give rise to such a claim. No Seller has licensed or otherwise assigned any interest in Trademarks to any third party.

      3.9 Insurance. Schedule 3.9 comprises a true and complete list, in all material respects, of all insurance policies of each Seller as of the date hereof. As of the date hereof, all policies of insurance listed on Schedule 3.9 are in full force and effect.

      3.10 Reports. All returns, reports and statements which any Seller (solely in its capacity as the owner of any Station) is currently required to file with any governmental agency have been filed, and all reporting requirements of the governmental authorities having jurisdiction thereof have been complied with; all of such reports, returns and statements are complete and correct in all material respects as filed.

      3.11 Taxes. Each Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local or city tax returns which are required to be filed, and it has paid or cause to be paid all taxes shown on said returns or on any tax assessment received by it to the extent that such taxes have become due. To the best of each Seller's knowledge, no events have occurred which could impose on Buyer any transferee liability for any taxes, penalties or interest due or to become due from any Seller.

      3.12 Claims, Legal Actions. Except as set forth in Schedules 3.12 and 3.14, no Seller


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has been served with any claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax, or condemnation or taking proceeding, nor any order, decree or judgment, that is in progress or pending, nor to the knowledge of any Seller has any such matter been threatened, against or relating to any Seller, the Real Property, Assets, or the Stations, nor does any Seller know of any basis for the same that would materially impair the value of the Real Property or Assets in the hands of Buyer after the Closing.

      3.13 Compliance with Laws. To the best knowledge of each Seller, each Seller has complied in all material respects with (i) the Licenses, if any, and
(ii) all applicable federal, state and local laws, rules and regulations and ordinances. To the best knowledge of each Seller, neither the ownership nor use of the Stations materially conflicts with rights of any other person, firm or corporation.

      3.14 Environmental Matters. Except as set forth in Schedule 3.14:

      (a) The USTs and Real Property are, to the best of each Seller's knowledge, in compliance with all applicable Environmental Laws. "Environmental Laws" means any and all Federal, state or local laws, statues, rules, regulations, plans, ordinances, codes, licenses or other restrictions relating to health, safety or the environment, including without limitation the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Occupational Health and Safety Act and Massachusetts General Laws Chapter 21E and the Rhode Island Hazardous Waste Management Act of 1978, R.I.G.L. Section 23-19.1-4 et seq. and any and all other related Rhode Island statutes, rules, and regulations.

      (b) No Seller has received any written notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance


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with Environmental Laws with regard to the Real Property, Stations or Assets nor has any of the Real Property been assigned a Release Tracking Number by the Massachusetts Department of Environmental Protection.

      (c) To the best knowledge of each Seller, Hazardous Materials have not been transported or disposed of from the Stations or Real Property in violation of, or in a manner or to a location which gives rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Stations or Real Property in violation of, or in a manner that would give rise to liability under, any applicable Environmental Laws. "Hazardous Materials" means any toxic or hazardous wastes, substances, products, pollutants or materials of any kind, including, without limitation, petroleum and petroleum products, MTBE and other additives, and asbestos, or any other wastes, substances, products, pollutants or material regulated under any Environmental Laws.

      (d) There are no judicial proceedings or governmental or administrative actions pending, demand letters sent pursuant to M.G.L. Chapter 21E or, to the knowledge of any Seller, threatened under any Environmental Law to which such Seller is or will be named as a party with respect to the Stations or Real Property, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Stations or Real Property.

      (e) To the best of each Seller's knowledge, there has been no release or threat of release of Hazardous Materials at or from the Stations or Real Property, or arising from or related to the operations of the Stations in connection with the Real Property.

      3.15 Full Disclosure. No representation or warranty made by any Seller herein nor any


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certificate, document or other instrument furnished or to be furnished by any
Seller pursuant hereto contains or will contain any untrue statement of a material fact made intentionally or in bad faith, or will omit to state any material fact known to any Seller and required to make the statements herein or therein not misleading. Seller has not failed to furnish to Buyer any contract or agreement relating to the Stations or any amendments thereto which will be binding on Buyer from and after the time of Closing, or any information which would be material to the ownership or operation by Buyer of the Real Property as it exists presently or at the time of Closing and Seller has disclosed to Buyer in writing all material adverse information of which Seller is aware, if any, concerning the physical condition of the Real Property. Notwithstanding that the Buyer will have the opportunity to conduct its due diligence with respect to the Real Property and the Assets under Section 6.7 below, the Buyer's conduct of said due diligence does not vitiate Seller's obligation to make full and complete disclosure hereunder.

                                    SECTION 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

      4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Buyer shall be, at Closing, qualified to conduct business in the Commonwealth of Massachusetts and the State of Rhode Island and Providence Plantations. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

      4.2 Authorization and Binding Obligation. The execution, delivery and performance


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of this Agreement by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies.

      4.3 Absence of Conflicting Agreements. The execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any third party, (ii) will not conflict with the Articles of Incorporation or By-laws of Buyer, (iii) will not conflict with, result in a breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, licenses, or permit to which Buyer is a party or by which Buyer may be bound.

      4.4 Full Disclosure. No representation or warranty made by Buyer herein nor any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact made intentionally or in bad faith, or intentionally or in bad faith omits or will omit to state any material fact known to Buyer and required to make the statements herein or therein not misleading.

      4.5 Litigation. There is no action, suit, investigation or other proceeding pending or, to Buyer's knowledge, threatened which may adversely affect Buyer's ability to perform in accordance with the terms of this Agreement, and Buyer is unaware of any facts which could reasonably result in any such proceeding.

                                   SECTION 5


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

                               COVENANTS OF SELLER

      5.1 Pre-Closing Covenants. Except as contemplated by this Agreement or with the prior written consent of Buyer, not to be unreasonably withheld, between the date hereof and the Closing Date, Seller shall abide by the following negative and affirmative covenants:

      A. Negative Covenants. No Seller shall do any of the following:

            (1) Disposition of Assets. Sell, assign, lease, market or otherwise transfer or dispose of any of the Assets, except for assets consumed or disposed of in the ordinary course of business, where no longer used or useful in the business or operations of the Stations or in connection with the acquisition of replacement property of equivalent kind and value;

            (2) Encumbrances. Create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Real Property or Assets, except for those in existence on the date of this Agreement, disclosed in Schedule 3.5 hereto;

            (3) Licenses. Do any act or fail to do any act which might result in the expiration, revocation, suspension or modification of any of the Licenses, or fail to prosecute with due diligence any applications to any governmental authority in connection with the ownership of the Stations;

            (4) Rights. Waive any material right relating to the Stations, Real Property or the Assets; or

            (5) No Inconsistent Action. Knowingly take any action which is inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transaction contemplated by this Agreement.

      B. Affirmative Covenants. Each Seller shall do the following:


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

            (1) Access to Information. Upon prior notice, allow Buyer and its authorized representatives reasonable access at mutually agreeable times at Buyer's expense during normal business hours to all books, records, Leases and documents relating to the ownership of the Stations for the purpose of audit and inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the ownership of the Stations as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to unreasonably interfere with the business of any Seller; provided that neither the furnishing of such information to Buyer or its representatives nor any investigation made heretofore or hereafter by Buyer shall affect Buyer's rights to rely on any representation or warranty made by any Seller in this Agreement, each of which shall survive any furnishing or information or any investigation.

            (2) Insurance. Maintain the existing insurance policies on the Stations, Real Property and the Assets;

            (3) Consents. Cooperate with Buyer in obtaining the Consents;

            (4) Compliance with Laws. Comply in all material respects with the all laws, rules and regulations to which each Seller, the Real Property, Stations and the Assets are subject.

            (5) Form 1099. At Closing, each Seller shall file Form 1099 (information return) with respect to the sale of its Real Property contemplated by this Agreement (if such filing is required).

      5.2 Post-Closing Covenants. After the Closing, each Seller will take such actions, and execute and deliver to Buyer such further deeds, bills of sale, or other transfer documents as, in the reasonable opinion of counsel for Buyer and Seller, may be necessary to ensure, complete and evidence the full and effective transfer of the Real Property and Assets to Buyer pursuant to this Agreement.

                                    SECTION 6

                        SPECIAL COVENANTS AND AGREEMENTS

      6.1 Broker. Buyer and Seller each represents and warrants to each other that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement. The provision hereof shall survive the Closing hereunder.

      6.2 Confidentiality. Except as specifically set forth herein, each party hereto will keep confidential any information which is obtained from the other party in connection with the transaction contemplated hereby and which is not readily available to members of the general public, and will not use such information for any purpose other than in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby. If a disclosure is required by law, the disclosing party shall make reasonable efforts to afford the other party an opportunity to review and comment on the proposed disclosure prior to the making of such disclosure. Notwithstanding the foregoing, upon the execution of this Agreement by both parties, Buyer shall have the ability to make a public statement and/or press release with respect to this Agreement and the transactions contemplated hereby, which public statement and/or press release shall be mutually agreed to in form and substance by both parties hereto prior to its release.

      6.3 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations hereunder.

      6.4 Risk of Loss.

      A. The risk of loss, damage or impairment of any of the Real Property and Assets caused through the action or inaction of Seller or any representative or agent of Seller shall be borne by Seller at all times prior to the completion of the Closing.

      B. The risk of loss resulting from confiscation or condemnation of any of the Real Property and Assets shall be borne by Seller at all times prior to the completion of the Closing.

      C. In the event of any damage or destruction of the Real Property or Assets described in Section 6.4A above, if such Real Property or Assets have not been restored or replaced and the Station's normal and usual operations resumed prior to closing, or restoration or replacement has not been initiated with prompt completion scheduled, if the cost of restoration equals or exceeds the sum of $30,000.00, Buyer may either withdraw the Station from the terms of this Agreement and the Purchase Price shall be reduced by the withdrawal value allocated to such withdrawn Station pursuant to Schedule 6.9, or terminate this Agreement forthwith without any further obligation hereunder by written notice to Seller. Alternatively, Buyer may, at its option, proceed to close this Agreement and complete the restoration and replacement of such damaged Real Property or Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage or destruction to the extent not already expended by Seller arising in connection with such restoration and replacement.

      6.5 Environmental Matters.

      (a) Cleanup Responsibility. The Buyer and Seller acknowledge that all of the Stations have undergone various levels of environmental assessment and remediation. Nothing in this Agreement shall be construed to diminish or otherwise alter the Seller's obligations with respect to the remediation of the Stations as set forth in that certain Asset Purchase Agreement dated April 16, 1991 between Donna Oil Corp., predecessor in interest to Buyer and Marane, and their affiliated entities (the "1991 Agreement"). Seller shall remain responsible for any contamination at the Stations arising from previously unknown underground storage tanks.

      (b) Due Diligence. Seller shall allow Buyer, at its sole cost and expense, to take soil and groundwater samples and such additional tests as Buyer may deem appropriate to assist in its evaluation of the Stations during the Due Diligence Period described in Section 6.7 below. Buyer agrees to provide Seller with copies of all environmental reports prepared on each of the Stations in connection therewith and upon request, any additional correspondence, data or other information relating to the environmental condition of the Stations. Buyer shall have the right to terminate its obligations under this Agreement prior to the expiration of the Due Diligence Period if Buyer is not satisfied in its sole discretion with the environmental condition of any of the Real Properties.

      (c) Environmental Escrow. Twelve (12) of the Stations ("the 12 Stations"), listed on Schedule 6.5 hereto are in various stages of assessment and cleanup by Seller. Seller agrees to deposit $2,150,000.00 of the Purchase Price (the "Escrow Amount") into an escrow account to pay for future environmental response costs (the "Escrow Account") at the 12 Stations and such other liabilities of the Seller as more specifically set forth in the Environmental Escrow Agreement. At Closing, the parties hereto shall execute the Environmental Escrow Agreement in the form of Exhibit B hereto and the Escrow Amount shall be deposited into the Escrow Account (d) Environmental Insurance. Seller may obtain a "cost cap" environmental insurance policy or similar insurance product covering environmental response costs at the 12 Stations in excess of the Escrow Amount. Buyer agrees it shall negotiate in good faith with Seller and cooperate with Seller in Seller's undertaking to obtain said "cost cap" environmental insurance policy or similar insurance product upon terms mutually agreeable to both parties (the "Insurance Policy"). The rights and obligations of the parties with respect to the proceeds of the Insurance Policy shall be governed by the Environmental Escrow Agreement. All premiums for any Insurance Policy so obtained shall be paid by the Seller.

      (e) Reimbursements Under Chapter 21J. The parties acknowledge that M.G.L.
C. 21J ("Chapter 21J") may provide for reimbursement of the response costs at the 12 Stations and each party recognizes the rights of the other to seek reimbursement under Chapter 21J. Buyer agrees to diligently prosecute with the Chapter 21J Board reimbursement for the environmental response costs at the 12 Stations. Any 21J reimbursements received by Buyer or Seller shall be deposited into the Escrow Account and released to Seller pursuant to the terms of the Environmental Escrow Agreement. The parties shall cooperate with each other in complying with the requirements for obtaining reimbursement under Chapter 21J. Reimbursements pending before the 21J Board as of the date of this Agreement are excluded from this Agreement.

      6.6 Licenses. To the extent Seller is a holder of any License, Seller agrees to assign and transfer to Buyer all Licenses that are transferable and will use its best efforts to assist Buyer in obtaining all of the foregoing where not assignable.

      6.7 Buyer's Due Diligence and Seller's Delivery of Schedules. This Agreement and Buyer's obligation under this Agreement are subject to and contingent upon Buyer, within sixty (60) days of the full execution of this Agreement (the "Due Diligence Period") conducting any and all due diligence in connection with the purchase of the Real Property, including without limitation,
(i) reviewing the status of the zoning of the Stations and Buyer's satisfaction with respect to the state thereof; (ii) obtaining surveys of each parcel of Real Property; (iii) conducting building and zoning analyses; (iv) conducting its environmental due diligence pursuant to Section 6.5; and (v) obtaining title insurance commitments for each Real Property location to be purchased hereunder, which commitments shall provide that upon recordation or filing of deeds, for the issue of ALTA Form owner's title insurance policies at standard rates (the "Title Policies") insuring fee title to the Real Property to the Buyer or its assignees, free and clear of all liens and encumbrances other than Permitted Liens, that would materially affect Buyer's ability to operate the Stations as are currently being operated and, in any event, Seller's interest in the Real Property transferred hereunder shall be conveyed free of mortgages, mechanics liens, security interests and other similar forms of financial obligations or financial liabilities, excepting liens for real property taxes which are not yet due and payable. The Title Policies shall insure over any matter only to the extent that affirmative insurance shall be provided as Buyer may reasonably require and to Buyer's satisfaction and at no additional premium. Upon Buyer's review of the title commitments, Buyer shall notify Seller of any exceptions to title which must be cured by Seller. A copy of the title commitments being sent to Seller shall be adequate notice to Seller of any exceptions to title.

      Seller acknowledges that Buyer has agreed to execute this Agreement without having had the opportunity to review any of the schedules referenced in this Agreement (the "Schedules").

Seller agrees to deliver to Buyer final Schedules to this Agreement not later than thirty (30) days after the execution of this Agreement. Buyer shall have until the expiration of the Due Diligence Period to review said Schedules and withdraw any Station from this Agreement based on matters disclosed on said Schedules.

      Seller, upon receipt of a copy of the title commitments, and receipt of notice from Buyer of any environmental issues (other than those environmental issues identified under the Environmental Escrow Agreement), zoning, building or survey defect, shall diligently endeavor to cure, or to make arrangements reasonably satisfactory to Buyer to cure any such defect, provided however, Seller shall not be required to expend more than $100,000 in the aggregate to remedy any such issues or defects. If Seller is unable to cure any such defect related to title, zoning, survey or any other defect other than environmental defects, then, at the election of Buyer, Buyer may either withdraw the Station from the terms of this Agreement and the Purchase Price shall be reduced by the withdrawal value allocated to such withdrawn Station pursuant to Schedule 6.9, or this Agreement shall terminate and the parties hereto shall have no further obligations hereunder. Notwithstanding anything to the contrary contained in this paragraph, if Seller in good faith determines that the costs to cure any such defects will be in excess of $100,000, Seller shall have no obligation hereunder to expend any amount of money to cure any defects, except as specifically set forth herein, in which case Buyer shall have the ability to either (i) accept the Station or Stations in their then condition, (ii) withdraw any Station it is otherwise entitled to withdraw under the terms of this Agreement or (iii) terminate this Agreement.

      In the event Buyer is unable to obtain, after diligent efforts, a final survey of any parcel of Real Property prior to the Closing Date, Seller agrees to execute any confirmatory deed or corrective deed required by the issuer of the applicable Title Policy to correct any discrepancy found in the legal description for any such parcel of Real Property

      6.8 Employees. Buyer shall not be obligated to employ any of Seller's employees or assume any of Seller's employment plans. Seller agrees that it will be solely responsible for any severance or other benefits owed to its employees. In the event, however, that Buyer does offer employment to any of Seller's employees, any such employment relationship shall be at will and none of Seller's employment plans or practices shall apply to Buyer.

      6.9 Withdrawal of a Station. If a Station is to be withdrawn from the sale prior to Closing for any reason permitted under this Agreement, Buyer shall advise Seller of such withdrawal, in writing, and at Closing the Purchase Price shall be reduced by the withdrawal value allocated to such Station as set forth in Schedule 6.9 hereto. The withdrawal includes the Real Property, Assets, Licenses and Personal Property associated with such Station.

                                    SECTION 7

                  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

      7.1 Conditions of Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions:

      A. Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and complete in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of such time, except for changes contemplated by this Agreement.

      B. Covenants and Conditions. Seller shall have in all material respects performed and complied with the covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

      C. Consents. Each of the Consents shall have been duly obtained by Buyer.

      D. Licenses. To the extent applicable, Seller shall be the holder of the Licenses, and there shall not have been any modification of any of such Licenses which has an adverse effect on the Stations or the conduct of Seller's business or operations. No proceeding shall be pending the effect of which would be to revoke, cancel, fail to renew, suspend or modify adversely any of the Licenses.

      E. Deliveries. Seller shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 8.2 hereof.

      F. Due Diligence. Buyer shall have completed, to its sole satisfaction, the investigations contemplated by Section 6 hereof or otherwise in this Agreement and shall have determined that the Assets are satisfactory and the information provided by Seller, is satisfactory to Buyer.

      G. Withdrawal. Buyer shall not have elected to withdraw, under Section 6.9 hereof, more than 15 Stations, it being fully understood and agreed by Seller that Buyer shall not be obligated to close if there remain less than 27 Stations.

      7.2 Conditions to Obligations of Seller. The obligations of Seller at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions:

      A. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the

Closing Date, except for changes contemplated by this Agreement, as though such representations and warranties were made at and as of such time.

      B. Covenants and Conditions. Buyer shall have in all material respects performed and complied with the covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

      C. Deliveries. Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 8.3 hereto.

                                    SECTION 8

                         CLOSING AND CLOSING DELIVERIES

      8.1 Closing. The closing shall take place on a date, to be mutually agreed to, no later than May 2, 2003 (the "Closing Date"). Closing shall be held at the offices of Burns & Levinson LLP, Boston, Massachusetts or such other place as shall be mutually agreed to by Buyer and Seller, or, if mutually agreed upon by the parties, shall be an escrow closing via the mail. Notwithstanding the foregoing, Buyer shall have the option to close on the three (3) Stations identified on Schedule 8.1 on or before March 19, 2003, provided Buyer notifies Seller in writing on or before March 9, 2003 that it is prepared to close on said Stations and further provided that Buyer delivers to Seller the allocated Purchase Price for said Stations upon delivery of the deeds and other applicable documents set forth in Section 8.2 by Seller to Buyer.

      8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

      (a) Transfer Documents. Duly executed quitclaim deeds substantially in the form attached hereto as Exhibit C naming Buyer or Buyer's designee as grantee therein, bills of sale substantially in the form attached hereto as Exhibit D, and assignments and other transfer documents which shall be sufficient to vest title to the Real Property and Assets in the name of Buyer or its permitted designees (including without limitation Leemilt's Petroleum, Inc. and Power Test Realty Company Limited Partnership), free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever, except for Permitted Liens or matters disclosed on any Schedule attached hereto.

      (b) 1031 Exchange Documents. Such 1031 Exchange Documents executed by Seller as may be reasonably required by the Qualified Intermediary (as defined in Section 8.4 herein).

      (c) Non-Foreign Affidavit. Buyer shall have received from each Seller an IRS Non-Foreign Person affidavit in a form satisfactory to counsel and in compliance with the United States Internal Revenue Code Withholding Section.

      (d) Officer's Certificate. Certificates, dated as of the Closing Date, executed by duly authorized officers of each Seller, certifying: (i) that the representations and warranties of such Seller contained in this Agreement are true and complete in all material respects as of the Closing Date, as though made on and as of that date, except for changes contemplated by this Agreement and except for representations and warranties made as of a specific date which shall be certified true and complete in all material respects as of such date; and (ii) that such Seller has, in all material respects, performed its obligations and complied with its covenants set forth in this Agreement to be performed and complied with prior to or on the Closing Date.

      (e) Secretary's Certificate. Certificates, dated as of the Closing Date, executed by the Secretary or Clerk of each Seller: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller's shareholders and Board of Directors, authorizing and approving the execution of this Agreement by such Seller and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, a certificate of good standing certified by the Secretary of State of the Commonwealth of Massachusetts or the Secretary of State of Rhode Island, as applicable; as of a date not more than fifteen (15) days before the Closing Date and by such Seller's Secretary or Clerk as of the Closing Date, and a copy of such Seller's Articles of Incorporation and By Laws as in effect on the date hereof, certified by such Seller's Secretary or Clerk as of the Closing Date.

      (f) Licenses. Contracts. Business Records. Etc. Copies, if available, of all Licenses, Assumed Leases, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all files and records used by each Seller in connection with its ownership of the Stations.

      (g) Taxes Paid. Tax Clearance Letter and/or Tax Lien Waiver. An Affidavit of the Treasurer of Seller stating that all taxes and creditors of the Sellers have been paid together with evidence of such payments. A Tax Clearance Letter and/or Tax Lien Waiver, if applicable, issued by the appropriate Department of Revenue or comparable agency of each state in which a Station or Assets are located.

      (h) Environmental Escrow Agreement. The Environmental Escrow Agreement duly executed by Seller and the escrowed funds deposited into the Escrow Account.

      (i) Transfer or Conveyance Taxes or Document Stamps. Such amounts as are necessary to pay for Seller's obligations with respect to transfer or conveyance taxes or documentary stamps. Such amount may either be delivered by Seller at Closing, or credited to Buyer against the Purchase Price at Closing.

      (j) Title Insurance Documents. Such other documents as the Buyer's title company may require (including but not limited to conveyance or transfer tax forms, gap indemnities, owner's affidavits, tax lien waivers, resolutions and good standing certificates) to issue the Title Policies referenced in Section 6.7 above with all required endorsements in form and substance satisfactory to Buyer.

      8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form :and substance reasonably satisfactory to Seller and its counsel:

      (a) Purchase Price. The Purchase Price as provided in Section 2.4, (i) less any amounts to be deposited into the Environmental Escrow Agreement, (ii) less the Section 1031 Exchange Funds which shall be paid to Seller by the Qualified Intermediary as provided in Section 8.4 below, and (iii) less any amounts for Stations withdrawn pursuant to Section 6.9 hereto;

      (b) Officer's Certificate. A certificate, dated as of the Closing Date, executed by the President or Vice President of Buyer, certifying (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date, except for changes contemplated by this Agreement, as though made on and as of that date, and (ii) that Buyer has, in all material respects, performed its obligations and complied with its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date;

      (c) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by Buyer's Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) a copy of the corporate charter, Articles of

Incorporation and Bylaws of Buyer as in effect on the date hereof, certified by Buyer's secretary as of the Closing Date;

      (d) Environmental Escrow Agreement. The Environmental Escrow Agreement duly executed by Buyer and the escrowed funds deposited into the Escrow Account.

      8.4 Section 1031 Exchange Funds. Prior to the Closing Date, LandAmerica Exchange Company (the "Qualified Intermediary") shall deliver to Seller such amount as instructed by Buyer from funds the Qualified Intermediary received in a transaction intended by Buyer to qualify as an exchange described in Section 1031 of the United States Internal Revenue Code.

                                    SECTION 9

             RIGHTS OF BUYER AND SELLER ON THE TERMINATION OR BREACH

      9.1 Termination Rights. This Agreement may be terminated by either Buyer or Seller if the terminating party is not then in breach of any material provision of this Agreement, upon written notice to the other party , upon the occurrence of any of the following:

      (a) If on the Closing Date (i) any of the conditions precedent to the obligations of the terminating party set forth in Section 7 of this Agreement shall not have been materially satisfied, and (ii) satisfaction of such condition shall not have been waived by the terminating party;

      (b) If the Closing shall not have occurred within 120 days from the date of this Agreement, provided however, if Buyer has identified any issues or defects under Section 6.7 and provided Seller with notice thereof within the Due Diligence Period, and Seller is using diligent good faith efforts to cure or remedy such issue or defect, then the Closing shall be extended for an additional period not to exceed thirty (30) days;

      (d) If Buyer and Seller agree in writing to terminate the Agreement;

      (e) If there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

      (f) If more than 15 Stations have been withdrawn from this transaction pursuant to Section 6.9 hereof.

      Upon termination: (i) if neither party hereto is in breach of any material provision of this Agreement, the parties hereto shall not have any further liability to each other hereunder; (ii) if Seller shall be in breach of any material provision of this Agreement, Buyer shall have only the rights and remedies provided in Section 9.3 or (iii) if Buyer shall be in breach of any material provision of this Agreement, Seller shall have only the rights and remedies provided in Section 9.2 hereof.

      9.2 Seller Damages. In the event this Agreement is terminated by Seller due to a material breach by Buyer of its representations, warranties, covenants and other obligations under this Agreement, then Seller shall have all remedies at law and in equity, other than consequential damages and loss of profits, against Buyer with respect to such breach.

      9.3 Buyer Damages. The parties recognize that in the event Seller should refuse to perform under the provisions of this Agreement, monetary damages would not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law.

                                   SECTION 10

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES, AND INDEMNIFICATION

      10.1 Representations and Warranties. Except with respect to representations made by Seller under Section 3.14 which representations and warranties shall survive without limitation, and except with respect to representations made by Seller under Section 3.12, which representations and warranties shall survive the Closing Date for a period of three (3) years, all representations and warranties contained in this Agreement or in the documents delivered at Closing shall be deemed continuing representations and warranties, and shall survive the Closing Date for a period of nine (9) months ( the "Survival Period "). Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation or warranty contained herein.

      10.2 Indemnification by Seller. Seller shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

      (a) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenants by Seller contained herein or in any certificate, delivered to Buyer hereunder;

      (b) Any and all obligations of Seller not assumed by Buyer pursuant to the terms hereof;

      (c) Any and all losses, liabilities, damages, actions, claims, notices or penalties resulting from Seller's acts or omissions concerning the ownership of the Stations, Real Property or Assets prior to the Closing Date;

      (d) Any and all losses, liabilities, damages, actions, claims, notices or penalties for which the Seller is responsible arising under the 1991 Agreement;

       (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, and reasonable costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or, incurred in investigating or attempting to avoid the same or to oppose the imposition thereof.

      (f) Seller's obligations hereunder shall survive the delivery of the deed and the Closing of the transactions contemplated hereunder.

      10.3 Indemnification by Buyer. Buyer shall indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

      (a) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenants by Buyer contained herein or in any certificate delivered to Seller hereunder;

      (b) Any and all losses, liabilities or damages resulting from Buyer's ownership of the Stations, Real Property or Assets on or after the Closing Date, including any and all liabilities or obligations arising under the assigned Licenses, or the Assumed Leases which relate to events occurring after the Closing Date or otherwise assumed by Buyer under this Agreement; and

      (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, and reasonable costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof.

      (d) Any and all losses, liabilities, damages, actions, claims, notices or penalties for which the Buyer is responsible arising under the 1991 Agreement;

      10.4 Procedures for Indemnification. The procedures for indemnification shall be as follows:

      A. The party claiming the indemnification (the "Claimant") shall promptly give notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party , specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) days after written notice of such action, suit or proceeding was given to Claimant.

      B. Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying party do not agree within said period (or any mutually agreed upon extension thereof) , the Claimant may seek appropriate legal remedy.

      C. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying party subject to reimbursement for reasonable actual out-of-pocket expenses, including reasonable attorneys fees, incurred by the Claimant as the result of a request by the Indemnifying party. If the Indemnifying party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense.

      D. If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

      E. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim and the Indemnifying Party shall promptly reimburse Claimant for its defense costs including reasonable attorney's and other legal fees and the fees of consultants used in the defense of Claimant.

      F. The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, partners employees and representatives, successors and assigns of the Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

      10.5 Maintenance of Existence and Net Worth. In connection with the obligations of the Seller under this Section 10, each Seller hereby agrees to continuously maintain its corporate existence and continuously maintain a positive Net Worth as follows:

      (a) For the period commencing on the Closing Date through and including the day before the first anniversary of the Closing Date, Seller's Net Worth shall be maintained at $2,500,000.00;

      (b) For the period commencing on the first anniversary of the Closing Date through and including the day before the second anniversary of the Closing Date, Seller's Net Worth shall be maintained at $2,000,000.00;

      (c) For the period commencing on the second anniversary of the Closing Date though and including the day before the third anniversary of the Closing Date, Seller's Net Worth shall be maintained at $1,500,000.00;

      (d) For the period commencing on the third anniversary of the Closing Date through and including the day before the fourth anniversary of the Closing Date, Seller's Net Worth shall be maintained at $1,000,000.00;

      (e) For the period commencing on the fourth anniversary of the Closing Date through and including the day before the fifth anniversary of the Closing Date, Seller's Net Worth shall be maintained at $500,000.00; and

      (f) On the Fifth Anniversary of the Closing Date Seller shall no longer be required to maintain a positive Net Worth hereunder.

       For the purposes of this Section 10.5, "Net Worth" shall mean the aggregate sum of Seller's assets minus the aggregate of Seller's liabilities on a consolidated basis.

                                   SECTION 11

                                  MISCELLANEOUS

      11.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by (a) personal delivery, (b) commercial overnight delivery, (c) registered or certified mail, return receipt requested, or (d) facsimile transmission with hard copy sent by certified mail, (iii) deemed to have been given on the date of personal delivery, upon receipt if by facsimile or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

If to Seller:

JEMS of New England, Inc.
47 Harvard Street
Worcester, MA  01609
Attn:  Howard E. Stempler, Esq.

with a copy
(which shall not
constitute notice) to:

Howard E. Stempler, Esq.
JEMS of New England, Inc.
47 Harvard Street
Worcester, MA 01609
Fax: (508) 797-9327

If to Buyer:

Getty Properties Corp.
125 Jericho Turnpike, Suite 103
Jericho, New York 11753
Attn: Real Estate Dept.
Fax: (516) 478-5492

with a copy
(which shall not
constitute notice) to:

Getty Properties Corp.
125 Jericho Turnpike
Jericho, New York 11753
Attn: Legal Dept.
Fax: (516) 478-5490

And with a copy
(which shall not
constitute notice) to:

Burns & Levinson LLP
125 Summer Street
Boston, MA  02110

Attn:  David E. Grossman, Esq.
Fax:  (617) 345-3299

or to such other or additional persons and addresses as the parties may from time to time designate, in a writing delivered in accordance with this Section 11.1.

      11.2 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations under this Agreement to any affiliated entity, following which assignment Buyer shall be released from all of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      11.3 Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

      11.4 Headings. The headings here are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

      11.5 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter; and any other number, singular or plural, as the context required.

      11.6 Entire Agreement. This Agreement, all schedules and exhibits hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller, and all letters of intent and other writings related to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

      11.7 Waiver of Compliance: Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty , covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.7.

      11.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable or any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greater extent permitted by law.

      11.9 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument and/or by facsimile signatures, provided the original signatures shall be thereafter promptly delivered to the party entitled thereto. Any party hereto shall be fully protected in relying upon facsimile delivery of this Agreement which is believed by such party, in good faith, to be genuine.

      IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the day and year first above written.

                        SELLER:     JEMS OF NEW ENGLAND, INC.

                                    By: /s/ HOWARD STEMPLER
                                       ---------------------------------
                                    Name: Howard Stempler
                                    Title: President


                                    JEMS ENTERPRISES, INC.

                                    By: /s/ HOWARD STEMPLER
                                       ---------------------------------
                                    Name: Howard Stempler
                                    Title: President


                                    ROBBINS REALTY CORP.

                                    By: /s/ HOWARD STEMPLER
                                       ---------------------------------
                                    Name: Howard Stempler
                                    Title: President


                                    CHARLEX, INC.

                                    By: /s/ HOWARD STEMPLER
                                       ---------------------------------
                                    Name: Howard Stempler
                                    Title: President


                        BUYER:      GETTY PROPERTIES CORP.

                                    By: /s/ LEO LIEBOWITZ
                                       ---------------------------------
                                    Name: Leo Liebowitz
                                    Title: President

                           EXHIBITS TO ASSET PURCHASE AGREEMENT

A.    List of Stations

B.    Environmental Escrow Agreement

C.    Quitclaim Deed

D.    Bill of Sale

                          SCHEDULES TO ASSET PURCHASE AGREEMENT

1.13   USTs by Station

2.1(i) ITT Hartford Insurance Claims

3.4    Licenses

3.5(a) List of Real Property

3.5(b) Encroachments

3.5(c) Violation Notices

3.8    Trademarks

3.9   Insurance Policies

3.12  Claims; Legal Actions

3.14  Environmental Matters

6.8   Withdrawal Value

8.1 List of Stations Closing by March 19, 2003 and the Allocated Purchase Price Amount

                                        EXHIBIT A

Station No.                   Address
-----------                   -------

                                    EXHIBIT B

                         ENVIRONMENTAL ESCROW AGREEMENT

            Agreement made this ____ day of ______, 2003 by and among JEMS OF NEW ENGLAND, INC., formerly known as Marane Oil Corporation, ROBBINS REALTY CORP. and JEMS ENTERPRISES, INC., formerly known as Marane Enterprises, Inc., and CHARLEX, INC., all Massachusetts corporations, (collectively "Seller"), GETTY PROPERTIES CORP., a Delaware corporation, ("Buyer"), and Randi Young Filip, Attorney, as Escrow Agent.

                              W I T N E S S E T H:

            WHEREAS, pursuant to the Asset Purchase Agreement dated February 3, 2003, between Seller and Buyer (the "Agreement") Seller agreed to sell and Buyer agreed to purchase certain Stations and Assets (as such terms are defined in the Agreement) owned by Seller; and

            WHEREAS, 12 of the Stations, listed on Exhibit A attached hereto ("Remediation Stations"), are in the process of assessment and/or remediation under the Massachusetts Contingency Plan, 310 CMR 40.0000 et. seq. ("MCP"); and

            WHEREAS, pursuant to the Agreement, the parties have this date delivered to Escrow Agent a deposit in the sum of Two Million One Hundred Fifty Thousand ($2,150,000.00) Dollars (the "Initial Deposit") which amount represents the Initial Estimated Costs (as defined below) and which amount shall be deposited into an interest bearing trust account as set forth in paragraph (j) below (the "Escrow Account"). The Initial Deposit, as such amount may increase or decrease pursuant to the terms hereof is referred to as the "Deposit"; and

            WHEREAS, Escrow Agent is willing to hold the Deposit as set forth in this agreement.

            NOW, THEREFORE, it is agreed as follows:

            (a) Seller and Buyer hereby designate Randi Young Filip, Attorney, as escrow agent (the "Escrow Agent") to receive, hold and disburse, subject to the provisions of this agreement and the Agreement, the Deposit, and Escrow Agent, by her signature at the foot hereof, agrees to act as such escrow agent subject to the provisions hereof.

            (b) Seller and Buyer have agreed on the estimated cost to closure for each of the Remediation Stations for consulting fees and remediation work undertaken by the Contractor (as defined below), Department of Environment Protection regulatory fees, 21J reimbursement application fees and any other environmental response costs relating to the Remediation Stations, plus Buyer's administrative costs, in the amounts set forth on Exhibit B attached hereto (as such pertains to an individual Remediation Station, the "Initial Estimated Cost", and as to more than one Remediation Station, the "Initial Estimated Costs"). An Initial Estimated Cost with respect to a Remediation Station may increase or decrease in connection with any revision of such Remediation Station's Remediation Plan (as defined below) pursuant to the provisions of paragraph (c) below, and such Initial Estimated Cost, as it may be so modified, is herein referred to as the "Estimated Cost". Notwithstanding the foregoing, Buyer and Seller agree that the

Initial Deposit shall be the only sum contributed by Seller to the Escrow Account, excluding those sums deposited into the Escrow Account from 21J reimbursement amounts received pursuant hereto.

            (c) Buyer, through and in conjunction with its contractor, Delta Environmental Consultants Inc. (together with any future contractor employed by Buyer, the "Contractor") shall manage and direct the cleanup of the Remediation Stations in accordance with the cleanup plans developed, and to be developed or revised, annually and/or from time to time in connection with the review of said remediation plans, jointly between Buyer and Seller, for the Remediation Stations (the "Remediation Plans"). The Buyer shall submit to the Escrow Agent for payment all charges in connection with the Estimated Costs. The Escrow Agent shall promptly pay these charges or reimburse Buyer or its agent for charges Buyer or its agent has incurred in connection with the Estimated Costs in accordance with the provisions of paragraph (d) below.

             In the event that any state or federal environmental agency or third party claimant has made an environmental claim or given notice of an environmental claim against Buyer or Seller, which claim or notice is made in connection with Seller's environmental obligations as seller under the April 16, 1991 Asset Purchase Agreement between Getty Petroleum Corp. and Donna Oil Corp., et al, (the "1991 Agreement") and Seller has failed to respond to or to defend said claim or notice, and as a result Buyer, as the present owner of the Stations (as such term is defined in the Agreement) is forced to expend money to respond to, remediate or defend such claim, the Deposit may be used by Buyer, in its sole discretion to respond to, remediate or defend said claim consistent with the procedures set forth in paragraph (d) below.

            (d) The Escrow Agent shall forward copies of invoices to Seller for review prior to disbursement of funds from the Escrow Account for the payment of said invoices. In the event Seller objects to the payment of any item included on said invoice and notifies Escrow Agent of its objection in writing within ten
(10) days of its receipt of said invoice from the Escrow Agent, Escrow Agent shall not be authorized to pay such invoice and the Buyer and Seller will work together in good faith to resolve the disputed items on the invoice. In the event Escrow Agent is not notified by Seller of its objection to payment of said invoice within such ten (10) day period, Escrow Agent shall be authorized to pay the invoice and the Seller shall be deemed to have waived any right to object to payment of said invoice. Escrow Agent shall provide Seller with copies of the monthly trust account statement or reconciliation of the Escrow Account within ten (10) days after her receipt thereof.

            (e) Any 21J reimbursement amounts received by Buyer or Seller in connection with reimbursement of the Estimated Costs for the Remediation Stations shall be deposited into the Escrow Account. Provided there is no continuing, unwaived breach or violation hereunder or under the Agreement or under the environmental provisions of the 1991 Agreement, and further provided no environmental liability insurance has been procured for the Remediation Stations, upon the issuance of a Response Action Outcome Report achieving a Permanent Solution, as defined by the MCP (an "RAO") for a Remediation Station, Buyer shall authorize Escrow Agent to disburse forty percent (40%) of any 21J reimbursement amounts deposited in the Escrow Account with respect to such Remediation Station to Seller. Notwithstanding the foregoing and provided there is no continuing, unwaived breach or violation hereunder or under the Agreement or under the environmental provisions of the 1991 Agreement, in the event Seller is able to obtain an environmental liability insurance policy acceptable to Buyer limiting Seller's liability with respect to the Remediation Stations to a fixed amount, Buyer and Seller will agree to adjust the amount of the Deposit to the amount of the Seller's retained liability as set forth in said environmental liability insurance policy and any future 21J reimbursement amounts received by Buyer shall be paid from the Escrow Account to Seller to the extent that the payment of such 21J reimbursement amounts does not cause the balance of the Escrow Account to fall below the amount of Seller's remaining retained liability under said environmental liability insurance policy.

            (f) Provided there is no continuing, unwaived breach or violation hereunder or under the Agreement or the environmental provisions of the 1991 Agreement, five (5) years after the date of issuance of an RAO with respect to any Remediation Station, Buyer shall authorize the Escrow Agent to release the remainder of the Estimated Cost for such Remediation Station remaining in the Escrow Account, if any, plus the balance of the 21J reimbursement amounts deposited in the Escrow Account for such Remediation Station. Five (5) years after the date of issuance of the RAO for the twelfth (12th) and final Remediation Station, all funds remaining in the Escrow Account shall be disbursed to Seller.

             (g) Escrow Agent shall not be liable to either Seller or Buyer in connection with her performance as escrow agent hereunder, except for gross negligence or willful neglect. Escrow Agent agrees to serve without compensation.

            (h) In the event of a dispute with respect to the Deposit, Escrow Agent shall have the right, upon notice to Buyer and Seller, to surrender the Deposit plus all accrued interest to a court of competent jurisdiction for such disposition as may be directed by such court.

            (i) Except as set forth in paragraph (g) above, upon delivery of the entire Deposit plus accrued interest to either Seller pursuant to paragraph (f) or a court of competent jurisdiction pursuant to paragraph (h) of this agreement, Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Deposit and any and all of its obligations arising therefrom.

            (j) The Escrow Account shall be an interest-bearing trust account at
J. P. Morgan Chase Bank. After the initial investment of the Deposit into Escrow Account, the Deposit shall be invested based upon the joint instructions of Seller and Buyer. In that regard, Seller and Buyer will advise Escrow Agent, in writing, of the investment instructions for the Deposit, to consist of money market funds for daily liquidity and/or longer term Treasury, Government Agency and Corporate Obligations with mutually acceptable investment grade ratings. Escrow Agent shall not be responsible for the rate or amount of interest paid by such bank or realized from any investment. Escrow Agent, in following the instructions of Seller and Buyer, shall not be responsible or liable to the parties hereto in the event that any portion of the Deposit cannot be released when request is made, due to the fact that it is tied up in longer term funds or for any other reason beyond the reasonable control of Escrow Agent.

            (k) In the event that the Escrow Agent withdraws as Escrow Agent whether because of a change of employment or otherwise, Buyer shall designate a replacement Escrow Agent who shall be reasonably acceptable to Seller. Any replacement Escrow Agent(s) shall accept his/her appointment as Escrow Agent upon the same terms and conditions set forth in this Agreement.

            (l) All defined terms herein shall have the meanings ascribed to them in the Agreement.

            (m) Notwithstanding anything contained to the contrary herein, Buyer's undertaking of the management of the remediation work in connection with said Remediation Stations is on Seller's behalf and shall in no way be considered an assumption of liability on the part of Buyer with respect to the environmental condition of the Remediation Stations.

            (n) Except as expressly set forth herein, nothing contained herein shall be deemed to limit the liability of the Seller for environmental remediation costs for the Remediation Stations, whether such costs are paid from the Escrow Account, or otherwise.

            (o) In no event shall any shareholder, director, officer, or agent of Buyer or Seller be held personally liable for any cost or expense associated or in any way related to this Environmental Escrow Agreement. This provision shall survive the closing of the transactions contemplated hereunder and under the Agreement and shall be binding upon the Buyer and Seller, their affiliates, assigns, creditors, transferees, receivers, fiduciaries, shareholders and successors in interest.

            IN WITNESS WHEREOF, the parties have executed this Environmental Escrow Agreement as of the day and year first above written.

                              JEMS OF NEW ENGLAND, INC.

                              By:______________________________
                                 Name:
                                 Title:


                              ROBBINS REALTY CORP.

                              By:_____________________________
                                 Name:
                                 Title:


                              JEMS ENTERPRISES, INC.

                              By:_____________________________
                                 Name:
                                 Title:


                              CHARLEX, INC.

                              By:_____________________________
                                 Name:
                                 Title:


                              GETTY PROPERTIES CORP.

                              By:_____________________________
                                 Name:  Leo Liebowitz
                                 Title:  President

THE FOREGOING IS AGREED TO AND
RECEIPT OF THE DEPOSIT IS ACKNOWLEDGED:


-----------------------------------
Randi Young Filip, as Attorney
Escrow Agent